Exhibit 10.1
Published CUSIP Number:__________
Revolving Credit CUSIP Number: __________
EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 16, 2013

among

THE VALSPAR CORPORATION,

The Borrowing Subsidiaries
Party Hereto,

The Lenders Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and an Issuing Bank,

BANK OF AMERICA, N.A.,
as Syndication Agent and an Issuing Bank

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
DEUTSCHE BANK AG NEW YORK BRANCH, and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., DEUTSCHE BANK
SECURITIES INC. and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

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ii

iii

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SCHEDULES:

Schedule 1.01	— Domestic Material Subsidiaries
Schedule 2.01	— Revolving Commitments and AUD Sub-Facility Commitments
Schedule 3.08	— Subsidiaries
Schedule 3.14	— Environmental Matters

EXHIBITS:

Exhibit A-1	— Form of Borrowing Subsidiary Agreement
Exhibit A-2	— Form of Borrowing Subsidiary Termination
Exhibit B	— Form of Assignment and Assumption
Exhibit C	— Form of Opinion of Lindquist & Vennum, LLP
Exhibit D	— Form of Compliance Certificate
Exhibit E	— Form of Guarantee Agreement
Exhibit F	— Form of Indemnity, Subrogation and Contribution Agreement

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 16, 2013, among THE VALSPAR CORPORATION, a Delaware corporation; the BORROWING SUBSIDIARIES from time to time party hereto; the LENDERS from time to time party hereto; WELLS FARGO Bank, National Association, as Administrative Agent and an Issuing Bank; and BANK OF AMERICA, N.A., as Syndication Agent and an Issuing Bank.

The Company, the Borrowing Subsidiaries, together with the several lenders from time to time party thereto (the “Existing Lenders”), entered into that existing Credit Agreement, dated as of June 30, 2009 (as amended by that certain First Amendment to Credit Agreement, dated as of August 17, 2009 and the Second Amendment to Credit Agreement, dated as of November 15, 2010, the “Existing Credit Agreement”), pursuant to which the Existing Lenders agreed to extend credit to the Borrowers.

The Company has requested the Lenders amend and restate the Existing Credit Agreement and extend commitments under which the Borrowers may obtain loans and have letters of credit issued in an aggregate principal amount at any time outstanding not greater than US$750,000,000 or the equivalent thereof in certain other currencies, as such amount may be increased or decreased pursuant to the terms hereof. The proceeds of the Borrowings hereunder will be used to refinance existing Debt of the Company and the Subsidiaries and to pay related fees and expenses, as well as for working capital and general corporate purposes, including the financing of future acquisitions and not in contravention of any applicable law or of any Loan Document.

The Lenders are willing to amend and restate the Existing Credit Agreement upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.  Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction pursuant to which the Company or any of the Subsidiaries directly or indirectly, in its own name or by or through a nominee or an agent (a) acquires equity Securities (or warrants, options or other rights to acquire such Securities) of any Person other than the Company or a Person which is, prior to such acquisition, a Subsidiary of the Company, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes any Person a Subsidiary of the Company, or causes any Person other than a Subsidiary to be merged into the Company or any of its Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person’s then outstanding Securities, in exchange for such Securities, of cash or

Securities of the Company or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any Person or line of business or business unit (or substantially all of the assets comprising a line of business or business unit) of any Person.

“Additional Commitment” has the meaning assigned to such term in Section 2.23(c).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to any Eurocurrency Borrowing denominated in a Designated Foreign Currency for any Interest Period, Adjusted LIBO Rate means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period.

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent for the Lenders hereunder appointed under Section 7.1, and its successors and permitted assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent Equity Interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement Currency” has the meaning assigned to such term in Section 9.13(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for an Interest Period of one month plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its affiliated companies concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning assigned to such term in Section 9.13(b).

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“Applicable Percentage” means, as to any Lender, such Lender’s Revolving Commitment Percentage, AUD Sub-Facility Commitment Percentage or Incremental Term Loan Percentage, as applicable.

“Applicable Rate” means, for any day, with respect to any Revolving Loan or AUD Sub-Facility Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt (or, if the Company does not have Index Debt, then based upon the Company’s corporate credit ratings by Moody’s and S&P):

Index Debt Ratings:	Eurocurrency Spread	ABR Spread	Facility Fee Rate

Category 1 A-/A3 or higher	0.90%	0.00%	0.10%
Category 2 BBB+/Baa1	1.00%	0.00%	0.125%
Category 3 BBB/Baa2	1.10%	0.10%	0.150%
Category 4 BBB-/Baa3	1.30%	0.30%	0.200%
Category 5 lower than BBB-/Baa3	1.50%	0.50%	0.250%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt or a corporate credit rating for the Company (other than by reason of the circumstances referred to in the third sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt or the Company’s corporate credit ratings shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless (A) the ratings are not in two adjacent Categories, in which case the Applicable Rate shall be determined by reference to the Category one level below the Category corresponding to the higher of the two ratings, or (B) one of the ratings is in Category 5, in which case the Applicable Rate shall be determined by reference to Category 5; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt or the Company’s corporate credit ratings shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate

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in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined using the rating of such rating agency most recently in effect prior to such change or cessation.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, LTD., Deutsche Bank Securities Inc. and U.S. Bank National Association.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent and reasonably acceptable to the Company.

“AUD Sub−Facility Commitment” means, with respect to each AUD Sub-Facility Lender, the commitment of such Lender set forth on Schedule 2.01 (or in the Assignment and Assumption pursuant to which such Lender shall have assumed its AUD Sub-Facility Commitment) to make AUD Sub-Facility Loans pursuant to Section 2.01(b), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the AUD Sub-Facility Commitments on the Restatement Date is US$50,000,000.

“AUD Sub-Facility Commitment Percentage” means, with respect to any AUD Sub-Facility Lender at any time, the percentage of the total AUD Sub-Facility Commitments of all the AUD Sub-Facility Lenders represented by such AUD Sub-Facility Lender’s AUD Sub-Facility Commitment. If the AUD Sub-Facility Commitments have terminated or expired, the AUD Sub-Facility Commitment Percentages shall be determined based upon the AUD Sub-Facility Commitments most recently in effect, giving effect to any assignments.

“AUD Sub−Facility Lender” means, at any time, any Lender that has a AUD Sub−Facility Commitment at such time.

“AUD Sub−Facility Loan” means a loan made by an AUD Sub-Facility Lender pursuant to Section 2.01(b). Each AUD Sub-Facility Loan shall be denominated in Australian Dollars.

“Availability Period” means the period from the Restatement Date to the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 6.01(g) or Section 6.01(h).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

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“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means Loans of the same Type, Class and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, the US Dollar Equivalent of $5,000,000 of such currency.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, the US Dollar Equivalent of $1,000,000 of such currency.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means, at any time, each of the Subsidiaries that (a) is named on the signature pages to this Agreement or (b) has been designated as a Borrowing Subsidiary by the Company pursuant to Section 2.19, other than any such Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.19.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit A-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit A-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any TARGET Day and (c) when used in connection with a Loan denominated in a currency other than Euro, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the principal financial center of the country of that currency.

“Calculation Date” means each of the following: (a) each date of a Borrowing denominated in a Designated Foreign Currency, (b) each date of a continuation of a Loan denominated in a Designated Foreign Currency pursuant to Section 2.07, (c) the last Business Day of each calendar month and (d) each other date selected by the Administrative Agent.

“Capital Stock” means any capital stock of the Company or any Consolidated Subsidiary (to the extent issued to a Person other than the Company), whether common or preferred.

“Cash Collateral Account” has the meaning assigned to such term in Section 2.05(j).

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“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System established pursuant to CERCLA.

“Change in Law” means the occurrence, after the Restatement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Loan, AUD Sub-Facility Loan or an Incremental Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Commitment, AUD Sub-Facility Commitment or an Incremental Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986.

“Commitments” means, collectively, as to all Lenders, the Revolving Commitments, the AUD Sub-Facility Commitments and the Incremental Term Loan Commitments of such Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” means The Valspar Corporation, a Delaware corporation.

“Consolidated Debt” means at any date the Debt of the Company and its Consolidated Subsidiaries (including any Securitization Debt), determined on a consolidated basis as of such date.

“Consolidated EBITDA” for any period means the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining Consolidated Net Income and without duplication, the sum of (i) Consolidated Interest Expense for such period, (ii) taxes on income of the Company and its Consolidated Subsidiaries for such period, (iii) the sum of all depreciation expenses of the Company and its Consolidated Subsidiaries for such period, (iv) amortization expenses of the Company and its Consolidated Subsidiaries for such period, (v) depletion expenses of the Company and its Consolidated Subsidiaries for such period, (vi) extraordinary, unusual or non-recurring non-cash losses, including goodwill impairment or amortization expense and non-cash losses from the sale, exchange, transfer or other disposition of property of the Company or its Consolidated Subsidiaries and the related tax effects in accordance with GAAP for such period and (vii) non-cash expenses relating to equity-based

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compensation, minus (c) to the extent included in determining such Consolidated Net Income, the sum of, on a consolidated basis and without duplication, (i) the income of any Person (other than a Wholly Owned Subsidiary) in which any Person other than the Company or any of its Consolidated Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Consolidated Subsidiaries by such Person during such period, (ii) gains from the sale, exchange, transfer or other disposition of property or assets of the Company and its Consolidated Subsidiaries (other than inventory sold in the ordinary course of business) during such period, and related tax effects in accordance with GAAP, (iii) any other extraordinary, unusual or non-recurring gains or other income not from the continuing operations of the Company and its Consolidated Subsidiaries during such period, and related tax effects in accordance with GAAP and (iv) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, all interest, premium payments, debt discount, fees, charges and related expenses, whether expensed or capitalized, in respect of Debt of the Company or any of its Consolidated Subsidiaries outstanding during such period, plus the discount or yield in respect of Securitization Debt.

“Consolidated Net Income” means, for any period, the Net Income of the Company and its Consolidated Subsidiaries determined on a consolidated basis, excluding (i) extraordinary items and (ii) any equity interests of the Company or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

“Consolidated Operating Profits” means, for any period, the Operating Profits of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Company in its consolidated financial statements as of such date.

“Consolidated Total Assets” means, at any time, the Total Assets of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Credit Exposure” means, at any time, (i) with respect to any Incremental Lender, the US Dollar Equivalent of the principal amount of such Lender’s Incremental Term Loans at such

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time, (ii) with respect to any Revolving Lender, such Lender’s Revolving Credit Exposure at such time and (iii) with respect to any AUD Sub-Facility Lender at any time, the US Dollar Equivalent of the principal amount of such Lender’s AUD Sub-Facility Loans.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, but only if such obligations are, in accordance with GAAP, recorded on such Person’s financial books as long-term debt, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person, (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) the net obligation of such Person with respect to Hedge Agreements (and for purposes of this Agreement, the net amount which such Person is obligated to pay under any such agreement upon termination of such agreement shall be deemed to constitute the principal amount of such net obligation) and (xi) all Securitization Debt and the gross proceeds from any similar transaction, regardless of whether such transaction is effected without recourse to such Person or in a manner that would not otherwise be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified

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in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case so long as such ownership or action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank, and each Lender.

“Designated Foreign Currency” means (a) in respect of the Borrowing of Revolving Loans, Sterling, Yen, Euros, and Swiss Francs and (b) in respect of the Borrowing of AUD Sub-Facility Loans, Australian Dollars.

“Designated Person” means any Person listed on a Sanctions List.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by law to close.

“Domestic Material Subsidiary” means any Material Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State or territory thereof or the District of Columbia.

“Downgraded Lender” means any Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody’s, S&P or any other nationally recognized statistical rating organization recognized as such by the Securities and Exchange Commission.

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“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro that apply generally in the European Union.

“Environmental Authority” means any Governmental Authority that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Company or any Subsidiary required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirement, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from or in any way associated with any Environmental Requirement, Environmental Judgments and Orders, Environmental Notices, Environmental Proceedings, or Environmental Releases.

“Environmental Notices” means notice from any Environmental Authority or by any other Person, of alleged material noncompliance with or material liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings to which the Company or any Subsidiary is a party or to which their respective Properties are subject, arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any Environmental Requirement.

“Environmental Requirement” means any legal requirement relating to Hazardous Materials or health, safety or the environment, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees, judgments, injunctions and common law.

“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

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“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Margin Stock” means that portion, if any, of the Margin Stock owned by the Company and the Subsidiaries that exceeds 25% of the aggregate value (as determined in accordance with Regulation U) of all assets subject to any limitation on sale, pledge, or any other restriction hereunder, including Section 5.08 and Section 5.11.

“Exchange Rate” means on any day, with respect to any Designated Foreign Currency, the rate at which such Designated Foreign Currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on Bloomberg “BFIX” for such Designated Foreign Currency. In the event that such rate does not appear on Bloomberg “BFIX”, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its exchange operations in respect of such Designated Foreign Currency are then being conducted, at or about 11:00 a.m., London Time, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.1

“Excluded Swap Obligation” means, with respect to the Guarantee of the Company or any Subsidiary Guarantor of any of the Obligations, any Swap Obligation if, and to the extent that, all or a portion of such Guarantee of such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Company or such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Guarantee of the Company or such Subsidiary Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under which such recipient is

1 Under review by Agency Services

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organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Lender (other than a purchaser of a participation pursuant to Section 2.17(c) or an assignee pursuant to a request by the Company under Section 2.18(b)), any withholding tax imposed by the United States of America that is in effect and would apply to amounts payable to such Lender by the Company or a Borrower which is a Domestic Subsidiary from an office within such jurisdiction at the time such Lender becomes a party to this Agreement (or designates a new lending office), (d) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.16(e), and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA, except, in the case of clause (c) above, to the extent that (i) such Lender (or its assignor, if any) shall have been entitled, at the time it became party to this Agreement or designated such new lending office, to receive additional amounts with respect to any withholding tax or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (i) the amended and restated letter agreement from Wells Fargo and Wells Fargo Securities, LLC to the Company dated as of November 19, 2013, (ii) the letter agreement from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to the Company dated November 19, 2013 and (iii) the letter agreement from The Bank of Tokyo-Mitsubishi UFJ, LTD., Deutsche Bank Securities Inc. and U.S. Bank National Association to the Company dated as of November 19, 2013, each relating to certain fees payable by the Company in respect of the transactions contemplated by this Agreement and the other Loan Documents.

“Fiscal Quarter” means any fiscal quarter of the Company.

“Fiscal Year” means any fiscal year of the Company.

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“Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender or Downgraded Lender, with respect to any Issuing Bank, such Defaulting Lender’s or Downgraded Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(h).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit E, between the Subsidiary Guarantors and the Administrative Agent for the benefit of the Lenders.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. ss. 6901 et seq. and

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its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedge Agreement” means any commodity price protection agreement (excluding any agreement with a supplier, or affiliate of a supplier, of the items or materials which are the subject of the agreement), interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or spot prices of commodities entered into in the ordinary course of business and not for speculative purposes.

“Hedge Party” means any Lender or any Affiliate of any Lender in its capacity as a counterparty to any Hedge Agreement with any Borrower or any Subsidiary, or any former Lender or any Affiliate of any former Lender in its capacity as a counterparty to any such Hedge Agreement entered into prior to the date such Person or its Affiliate ceased to be a Lender.

“Incremental Loan Commitment” has the meaning assigned to such term in Section 2.23(a)(2).

“Incremental Loans” has the meaning assigned thereto in Section 2.23(a)(2).

“Incremental Revolving Commitment” has the meaning assigned thereto in Section 2.23(a)(2).

“Incremental Revolving Credit Increase” has the meaning assigned thereto in Section 2.23(a)(2).

“Incremental Term Loan” has the meaning assigned thereto in Section 2.23(a)(1).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 2.23(a)(1).

“Incremental Term Loan Percentage” means, with respect to any Incremental Lender at any time, the percentage of the total outstanding principal balance of the Incremental Term Loans represented by the outstanding principal balance of such Incremental Lender’s Incremental Term Loans.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit F, among the Company, the Subsidiary Guarantors and the Administrative Agent.

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“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person (other than a Subsidiary) or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated November 2013 distributed to the Lenders, together with the appendices thereto, as amended through the date hereof.

“Initial Issuing Banks” means (a) Wells Fargo and (b) Bank of America, N.A.

“Interest Election Request” means a request by the relevant Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (i) Wells Fargo, (ii) Bank of America, N.A. and (iii) any other Lender to the extent it has agreed in its sole discretion to act as an “Issuing Bank” hereunder and that has been approved in writing by the Company and the Administrative Agent (such approval by the Administrative Agent not unreasonably be delayed or withheld) in the manner set forth in Section 2.05(j). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliates with respect to Letters of Credit issued by such Affiliates.

“Judgment Currency” has the meaning assigned to such term in Section 9.13(b).

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“LC Commitment” means, as to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company and any other Borrower that is a Domestic Subsidiary from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Banks, $25,000,000 and (b) for any other Issuing Bank, as separately agreed to by such Issuing Bank and the Company.

“LC Disbursement” means a payment made by any Issuing Bank in respect of a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be such Lender’s Revolving Commitment Percentage of the aggregate LC Exposure at such time (subject to adjustment pursuant to Section 2.22(a)(5)).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to either a joinder agreement pursuant to Section 2.23(b)(i) or an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement by any Issuing Bank on behalf of Lenders holding Revolving Commitments.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, such Letter of Credit and any application therefor, and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate amount of the Revolving Commitments.

“LIBO Rate” means:

(i) with respect to any Eurocurrency Borrowing for any Interest Period in US Dollars or any Designated Foreign Currency other than Australian Dollars, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day equal to the London Interbank Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), for deposits in the currency of such Borrowing for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by Wells Fargo at approximately

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11:00 a.m., London time, on the date two Business Days prior to the beginning of such Interest Period; and

(ii) with respect to any Eurocurrency Borrowing for any Interest Period in Australian Dollars, the rate per annum determined by the Administrative Agent at approximately 10:00 a.m., Sydney time, on the Quotation Day equal to the Bank Bill Swap Reference(“BBSY”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) with a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, with a term equivalent to the number of months closest to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “BBSY” shall mean the rate expressed as a percentage to be the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) as supplied to the Administrative Agent at its request quoted by at least two reference banks that are leading banks as the rate at which it is offered deposits in Australian Dollars and for the required period in the Australian interbank market at or about 11:00 a.m., Sydney time.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease (but not an operating lease) or other title retention agreement relating to such asset.

“Loans” means the collective reference to the Revolving Loans, the AUD Sub-Facility Loans and any Incremental Term Loans, and “Loan” means any of such Loans.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Fee Letters, each Letter of Credit Document, each joinder agreement deliver pursuant to Section 2.23(b)(i) and each promissory note delivered pursuant to this Agreement, as such documents may be amended, modified, supplemented, or restated from time to time, but specifically excluding any Hedge Agreement to which any Borrower and any Hedge Party are parties.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars, Charlotte, North Carolina time and (b) with respect to a Loan or Borrowing denominated in any Designated Foreign Currency, London time.

“Margin Stock” means “margin stock” as defined in Regulation T, U or X of the Board.

“Material Adverse Effect” means any event, act, condition or occurrence that, alone or in conjunction with one or more other events, acts, conditions or occurrences, has resulted or is

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reasonably likely to result in a material adverse effect on (a) the financial condition, operations, business or properties of the Company and the Consolidated Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents or the ability of the Company to perform its obligations under the Loan Documents to which it is a party or (c) the legality, validity or enforceability of any Loan Document.

“Material Subsidiary” means, on any date, any Subsidiary that either (a) had, at the end of the most recently ended Fiscal Year, assets with a book value greater than 10% of Consolidated Total Assets at the end of such Fiscal Year (or, with respect to any Subsidiary that shall have been acquired by the Company since the end of such Fiscal Year, that had, at the time of such acquisition, assets with a book value greater than 10% of Consolidated Total Assets at the end of such Fiscal Year), or (b) contributed more than 5% of Consolidated Operating Profits for the most recently ended Fiscal Year (or, with respect to any Subsidiary that shall have been acquired by the Company since the end of such Fiscal Year, that would have contributed more than 5% of Consolidated Operating Profits for the entire such Fiscal Year had it been a Subsidiary for the entire such Fiscal Year, as determined on a pro forma basis in accordance with GAAP); provided, that if at any time the aggregate Total Assets of all Domestic Subsidiaries that are not Material Subsidiaries as of the end of the most recently ended Fiscal Year exceeds 20% of Consolidated Total Assets as of the end of such Fiscal Year, the Company (or, in the event the Company has failed to do so within 30 days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means December 14, 2018.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, for such period, as determined in accordance with GAAP.

“Nonconsenting Lender” means any Lender who has not consented to a consent, waiver or amendment to any Loan Document requested by the Company or the Administrative Agent and such consent, waiver or amendment either (i) requires the approval of the Required Lenders under Section 9.02(b) and is otherwise approved by the Required Lenders or (ii) requires the approval of each Lender or each Lender affected thereby under Section 9.02(b) and is otherwise approved by the Required Lenders.

“Obligations” means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to each Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all payments required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest

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thereon and obligations to provide cash collateral, (c) all payment and other obligations owing or payable at any time by the Borrower or any Subsidiary to any Hedge Party under or in connection with any Hedge Agreement permitted by this Agreement, and (d) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company or any other Borrower or Subsidiary Guarantor under this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Operating Profits” means, as applied to any Person for any period, income from operations of such Person for such period, as determined in accordance with GAAP.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition (a) which is of a Person engaged in or assets used in the same or similar line or lines of business as the Company or any Consolidated Subsidiaries, and (b) if the aggregate consideration to be paid by the Company or any Subsidiary in connection with such Acquisition exceeds US$100,000,000, as to which the Company has delivered to the Lenders a certificate of the chief financial officer, treasurer or chief accounting officer of the Company certifying (and, in the case of Sections 5.03, 5.04, 5.08 and 5.11(d), including calculations evidencing) compliance on a pro forma basis with the terms of this Agreement after giving effect to such Acquisition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prepaid Rebates” means any payment made to or credit allowed to a customer or prospective customer of the Company or any Subsidiary, or to any affiliate of such customer or prospective customer, in each case in the ordinary course of the Company’s or such Subsidiary’s business and pursuant to a written agreement or purchase order, which represents the prepayment of a rebate, price discount or price reduction on products sold or to be sold by the Company or such Subsidiary to one or more customers or prospective customers.

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“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Properties” means all real property owned, leased or otherwise used or occupied by the Company or any Subsidiary, wherever located.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days. With respect to Borrowings in Australian Dollars, the Quotation Day shall be 10:30 a.m.(Sydney time) two Business Days prior to the commencement of the relevant Interest Period.

“Redeemable Preferred Stock” of any Person means any Equity Interest issued by such Person which is at any time prior to the Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Register” has the meaning set forth in Section 9.04(c).

“Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Board.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, representatives and advisors of such Person and such Person’s Affiliates.

“Required AUD Sub-Facility Lenders” means, at any time, AUD Sub-Facility Lenders having the US Dollar Equivalent of the principal amount of AUD Sub-Facility Loans outstanding and unused AUD Sub-Facility Commitments representing more than 50% of the sum of the US Dollar Equivalent of the principal amount of AUD Sub-Facility Loans outstanding and unused AUD Sub-Facility Commitments at such time. The AUD Sub-Facility Loans and AUD Sub-Facility Commitment of any Defaulting Lender shall be disregarded in determining AUD Sub-Facility Required Lenders at any time.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time. The Credit Exposure and Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time. The Revolving Credit Exposure and Revolving Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

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“Reset Date” has the meaning assigned to such term in Section 1.05.

“Restatement Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02)

“Restricted Payment” means (i) any dividend or other distribution on any Equity Interest of the Company (except dividends payable solely in Equity Interests) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any Equity Interest of the Company (except Equity Interests acquired upon the conversion thereof into other Equity Interests), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or Subsidiary.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender set forth on Schedule 2.01 (or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment) to make Revolving Loans pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.23 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the Revolving Commitments on the Restatement Date is US$750,000,000.

“Revolving Commitment Percentage” means, with respect to any Revolving Lender at any time, the percentage of the total Revolving Commitments of all the Revolving Lenders represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Commitment Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the US Dollar Equivalent of the principal amount of such Lender’s Revolving Loans and (ii) the LC Exposure of such Lender at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time.

“Revolving Loan” means a loan made by a Revolving Lender pursuant to Section 2.01(a). Each Revolving Loan shall be (i) if denominated in a Designated Foreign Currency, a Eurocurrency Loan or (ii) if denominated in US Dollars, a Eurocurrency Loan or an ABR Loan.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions” means:

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(a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the US government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty‘s Treasury of the United Kingdom; and

(b) economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“Securitization Debt” means the aggregate net outstanding paid, directly or indirectly, by any funding source to a Subsidiary in respect of accounts receivable or interests therein sold, conveyed, contributed or transferred or pledged pursuant to the relevant securitization documents (it being the intent of the parties that the amount of Securitization Debt at any time approximate as closely as possible the principal amount of Debt that would be outstanding under the definitive securitization documents as if the same were structured as a secured lending agreement rather than an agreement providing for the sale, conveyance, contribution to capital, transfer or pledge of the receivables or interests therein.)

“SPC” shall have the meaning assigned to such term in Section 9.04(h).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£”means the lawful money of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation or other entity of which equity securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the parent.

“Subsidiary” means any subsidiary of the Company.

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“Subsidiary Guarantor” means (i) each Subsidiary listed on Schedule 1.01 and (ii) each Subsidiary that becomes a guarantor pursuant to Section 5.22.

“Swap Obligation” means, with respect to the Company and any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swiss Francs” means the lawful currency of Switzerland.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Total Assets” of any Person means, at any time, the total assets of such Person, as set forth or reflected or as should be set forth or reflected on the most recent balance sheet of such Person, prepared in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Borrowers of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Treaty Lender” means a Lender which:

(i)  is treated as a resident of a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from Taxes imposed by the United Kingdom on interest; and

(ii)  does not carry on business in the United Kingdom through a permanent establishment with which that Lender’s participation in respect of a Loan to any Borrower organized in the United Kingdom is effectively connected; and

(iii)  if Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code, is fully entitled to the benefits of the UK/US Treaty (or if not so

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entitled, would have been so entitled but for (x) its failure to be so fully entitled being attributable to the status of or any action or omission of any Borrower organized in the United Kingdom or any Affiliate thereof or to any relationship between such Lender and such Borrower or any such Affiliate thereof or (y) any steps taken or to be taken pursuant to Section 2.18).

“UK/US Treaty” means the convention between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the United States of America for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital gains which is, on the date the relevant payment of interest on a Loan falls due, in force.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Designated Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect under the provisions of such Section.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly Owned Subsidiary” means any Subsidiary all of the Equity Interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower and the Administrative Agent.

“Yen” or “¥”means the lawful money of Japan.

Section 1.02.  Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

Section 1.03.  Terms Generally; Construction. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context

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requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(b)  All references herein to the Lenders or any of them shall be deemed to include the Issuing Banks unless specifically provided otherwise or unless the context otherwise requires.

(c)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Section 1.04.  Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, any election or requirement to measure any financial liability using fair value shall be disregarded.

Section 1.05.  Exchange Rates.

(a)  Not later than 11:00 a.m., London time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Designated Foreign Currency and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 9.13 or any other provision expressly requiring the use of a current Exchange Rate) be

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the Exchange Rates employed in converting any amounts between US Dollars and Designated Foreign Currencies.

(b)  Not later than 5:00 p.m., London time, on each Reset Date and each date on which Loans denominated in any Designated Foreign Currency are made or are continued for a new Interest Period, the Administrative Agent shall (i) determine the aggregate amount of the US Dollar Equivalent of the principal amounts of the Loans denominated in Designated Foreign Currencies then outstanding (after giving effect to any Loans denominated in Designated Foreign Currencies made or repaid on such date) and (ii) notify the Lenders and the Company of the results of such determination.

Section 1.06.  Redenomination of Certain Designated Foreign Currencies.

(a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euro.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

Section 1.07.  Interest Rates. If at any time any interest rate quoted or otherwise made available from time to time under this Agreement in respect of any currency is no longer available generally, as determined by the Administrative Agent, then the Administrative Agent (after consultation with, and consent from, the Company) may, by written notice to the Lenders and the Company, substitute such unavailable interest rate with another published interest rate that adequately reflects the all-in-cost of funds denominated in such currency to the Administrative Agent.

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Section 1.08.  Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.09.  Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

Section 2.01.  Commitments.

(a)  Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to any Borrower from time to time during the Availability Period in US Dollars or one or more Designated Foreign Currencies requested by a Borrower (or by the Company on behalf of a Borrower) in amounts that will not result in (i) the sum of such Revolving Lender’s Revolving Credit Exposure and the US Dollar Equivalent of the principal amount of such Lender’s AUD Sub-Facility Loans, if any, exceeding its Revolving Commitment and (ii) the sum of the aggregate Revolving Credit Exposures and the US Dollar Equivalent of the principal amount of the aggregate outstanding AUD Sub-Facility Loans exceeding the aggregate Revolving Commitments. Within the foregoing limits, and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Revolving Loans.

(b)  Subject to the terms and conditions set forth herein, each AUD Sub-Facility Lender agrees to make AUD Sub-Facility Loans to any Borrower from time to time during the Availability Period in Australian Dollars requested by a Borrower (or by the Company on behalf of a Borrower) in amounts that will not result in (i) the US Dollar Equivalent of the principal amount of such Lender’s AUD Sub-Facility Loans exceeding its AUD Sub-Facility Commitment, (ii) the sum of the US Dollar Equivalent of the principal amount of such Lender’s AUD Sub-Facility Loans and Revolving Credit Exposure exceeding its Revolving Commitment and (iii) the sum of the aggregate Revolving Credit Exposures and the US Dollar Equivalent of the principal amount of the aggregate outstanding AUD Sub-Facility Loans exceeding the aggregate Revolving Commitments. Within the foregoing limits, and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow AUD Sub-Facility Loans.

(c)  Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 2.23.

Section 2.02.  Loans and Borrowings.

(a)  Each Loan of any Class shall be made as part of a Borrowing made by the Lenders of such Class ratably in accordance with their Applicable Percentage. The failure of any

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Lender of any Class to make any Loan of such Class required to be made by it shall not relieve any other Lender of such Class of its obligations hereunder; provided that the Commitments of each Class are several and no Lender of any Class shall be responsible for any other Lender’s failure to make Loans of such Class as required hereunder.

(b)  Subject to Section 2.13, (i) each Borrowing denominated in a Designated Foreign Currency shall be comprised entirely of Eurocurrency Loans and (ii) each Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Commitments, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings that are outstanding with different Interest Period termination dates.

(d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.  Requests for Borrowings. To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a Designated Foreign Currency, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, not later than 10:00 a.m. on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii)  the currency, Class and aggregate principal amount of the requested Borrowing;

(iii)  the date of the requested Borrowing, which shall be a Business Day;

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(iv)  whether the requested Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)  in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)  the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no currency is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected a Borrowing of Revolving Loans in US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Designated Foreign Currency, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and such Lender’s Applicable Percentage of the requested Borrowing.

Section 2.04.  [Reserved].

Section 2.05.  Letters of Credit.

(a)  General. Subject to the terms and conditions set forth herein, the Company and any other Borrower that is a Domestic Subsidiary may request the issuance (or the amendment, renewal or extension) of Letters of Credit denominated in US Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time from the Restatement Date until the sooner of (i) the Maturity Date and (ii) and the date of termination of the Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Document, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the relevant Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof

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and such other information as shall be necessary to enable the relevant Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the relevant Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. Unless the relevant Issuing Bank has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or extension of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the relevant Borrower or enter into the applicable amendment, renewal or extension, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the relevant Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)  No Issuing Bank shall issue, amend, renew or extend any Letter of Credit if:

(i)  after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall exceed the Letter of Credit Sublimit, (ii) the LC Exposure with respect to Letters of Credit issued by such Issuing Bank shall exceed its LC Commitment or (iii) the sum of the aggregate Revolving Credit Exposures and the US Dollar Equivalent of the principal amount of the aggregate outstanding AUD Sub-Facility Loans shall exceed the aggregate Revolving Commitments;

(ii)  any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the issuance, amendment, renewal or extension of such Letter of Credit or any requirement of law applicable to such Issuing Bank or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank or any Lender is not otherwise compensated) not in effect on the Restatement Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Restatement Date; or

(iii)  the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally

(d)  Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Maturity Date, provided, however, that a Letter of Credit may provide by its terms, and on terms acceptable to the applicable Issuing Bank, for renewal for successive periods of one year or less (but not beyond the Maturity Date) unless and until the applicable Issuing Bank shall have delivered prior written notice of nonrenewal to the beneficiary of such

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Letter of Credit no later than the time specified in such Letter of Credit (which the applicable Issuing Bank shall do only if one or more of the applicable conditions under Section 4.02 is not then satisfied).

(e)  Participations. By the issuance of each Letter of Credit (or an amendment to any Letter of Credit increasing the stated amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in the Letter of Credit issued by such Issuing Bank equal to such Revolving Lender’s Revolving Commitment Percentage of the stated amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Revolving Lender’s Revolving Commitment Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the relevant Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the relevant Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any Issuing Bank, any Borrower or any other Person for any reason whatsoever. If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to this Section 2.05 by the time specified in paragraph (f) of this Section, then, without limiting the other provisions of this Agreement, the applicable Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. A certificate of any Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this paragraph (e) shall be conclusive absent manifest error.

(f)  Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount equal to such LC Disbursement not later than 10:00 a.m. on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 10:00 a.m. on the Business Day immediately following the day that such Borrower receives such notice; provided that the relevant Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the relevant Borrower’s obligation to make

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such payment shall be discharged and replaced by the resulting ABR Borrowing. If the relevant Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Revolving Lenders and the Issuing Banks as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the relevant Borrower of its obligation to reimburse such LC Disbursement. For the avoidance of doubt, with respect to any LC Disbursement that is not fully refinanced by a funding of ABR Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, such LC Disbursement shall be due and payable on demand (together with interest as determined in Section 2.05(i)) from the applicable Borrower and each Revolving Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to this paragraph (f) shall be deemed payment in respect of its participation in such LC Disbursement in satisfaction of its participation obligation under paragraph (e) of this Section.

(g)  Obligations Absolute. A Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) the occurrence or continuance of a Default or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, such Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders or any Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent

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permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise the agreed standard of care (as set forth below) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the relevant Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised the agreed standard of care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)  Disbursement Procedures. The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the relevant Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the relevant Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(i)  Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(j)  Replacement of any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent (whose consent shall not be unreasonably withheld), the replaced Issuing Bank (so long as it is not a Defaulting Lender or a Downgraded Lender) and the successor Issuing Bank. In addition, the Company may designate other Revolving Lenders as additional Issuing Banks to the extent any such Revolving Lender has agreed in its sole discretion to act as an “Issuing Bank” hereunder and that has been approved in writing by the Company and the Administrative Agent (such approval by the Administrative Agent not unreasonably be delayed or withheld). The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Issuing Bank or designation of any new Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank in its capacity as such. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall

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have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)  Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, (ii) the Maturity Date shall have occurred and any Letter of Credit remains outstanding or (iii) there shall exist a Defaulting Lender, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders (the “Cash Collateral Account”), an amount in cash equal to the LC Exposure for the account of such Borrower as of such date (or, in the case of clause (iii) above, an amount in cash equal to the Fronting Exposure with respect to such Defaulting Lender) plus any accrued and unpaid interest thereon (determined in the case of clause (iii) above, after giving effect to Section 2.22(a)(5) and any cash collateral provided by such Defaulting Lender, the “Minimum Collateral Amount”); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand presentment, protest or other notice of any kind, all of which are expressly waived by the Borrowers, upon the occurrence of any Bankruptcy Event. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a Lien upon and security interest in such Cash Collateral Account and all amounts held therein from time to time as security for LC Exposures for the account of such Borrower, and for application to such Borrower’s reimbursement obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent or the Issuing Banks as herein provided, or that the total amount of such cash collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers, as applicable, for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposures representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If any Borrower is required to provide an amount of

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cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b)); provided, however, the Person providing cash collateral and the Issuing Banks may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

(l)  Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to any Borrower for, and such Issuing Bank’s rights and remedies against such Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.06.  Funding of Borrowings.

(a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Restatement Date, Section 4.01) and, if an Incremental Term Loan, the applicable conditions set forth in Section 2.23, the Administrative Agent will make such Loans available to the relevant Borrower either by (i) promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Administrative Agent or (ii) wire transfer of such funds, in each case in accordance with instructions provided by such Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Loan, prior to 12:00 noon, Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made its Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with

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interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (x) the Federal Funds Effective Rate (in the case of a Borrowing in US Dollars), or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing in a Designated Foreign Currency), but not in excess of the interest rate that would have applied to that Borrowing under the terms of this Agreement. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.07.  Interest Elections.

(a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert any Borrowing to a Borrowing of a different Type and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section, provided that no Eurocurrency Loan denominated in a Designated Foreign Currency may be converted into an ABR Loan. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing according to their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, no Borrowing may be converted to a Borrowing denominated in a different currency.

(b)  To make an election pursuant to this Section, a Borrower (or, in the case of a Borrowing Subsidiary, the Company on its behalf) shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or by the Company on its behalf.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be

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specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or an Eurocurrency Borrowing; and

(iv)  if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the relevant Borrower shall be deemed to have selected an Interest Period of one month.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s Applicable Percentage of each resulting Borrowing.

(e)  If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or irrevocable notice of its intent to prepay such Borrowing as of the end of the applicable Interest Period thereto, prior to 11:00 a.m., Local Time, three Business Days prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to be and shall be continued as a Eurocurrency Borrowing, with an Interest Period of one month (unless such Borrowing is denominated in any Designated Foreign Currency, in which case such Borrowing shall become due and payable on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08.  Termination and Reduction of Commitments.

(a)  Unless previously terminated, the Revolving Commitments and the AUD Sub-Facility Commitments shall terminate on the Maturity Date.

(b)  Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, the Company may at any time terminate, or from time to time reduce, the Revolving Commitments and/or the AUD Sub-Facility Commitments; provided that (i) each partial reduction shall be in an amount that is an integral multiple of US$1,000,000 and in a minimum amount of US$5,000,000, (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of Revolving Loans in accordance with this Agreement, the aggregate Credit Exposures would exceed the

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aggregate Revolving Commitments, (iii) the Company shall not terminate or reduce the AUD Sub-Facility Commitments if, after giving effect to any concurrent prepayment of AUD Sub-Facility Loans in accordance with this Agreement, the US Dollar Equivalent of the principal amount of the aggregate AUD Sub-Facility Loans outstanding would exceed the aggregate AUD Sub-Facility Commitments, (iv) if, after giving effect to any reduction of the Revolving Commitments, the aggregate AUD Sub-Facility Commitments exceeds the aggregate Revolving Commitments, such AUD Sub-Facility Commitments shall be automatically reduced by the amount of such excess, and (v) if the Revolving Commitments are terminated, the AUD Sub-Facility Commitments shall be automatically terminated.

(c)  The Company shall notify the Administrative Agent in writing of any election to terminate or reduce the Revolving Commitments and/or AUD Sub-Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice pursuant to this Section 2.08, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments and/or AUD Sub-Facility Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments and/or AUD Sub-Facility Commitments shall be permanent. Each reduction of the Revolving Commitments and/or AUD Sub-Facility Commitments shall be made ratably among the applicable Lenders in accordance with their respective Applicable Percentages.

Section 2.09.  Repayment of Loans; Evidence of Debt.

(a)  Each Borrower hereby unconditionally promises, as to the Revolving Loans made to it, to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each such Revolving Loan on the Maturity Date. Each Borrower hereby unconditionally promises, as to the AUD Sub-Facility Loans made to it, to pay to the Administrative Agent for the account of each AUD Sub-Facility Lender the then unpaid principal amount of each such AUD Sub-Facility Loan on the Maturity Date. Each Borrower hereby unconditionally promises, as to the Incremental Term Loans made to it, to pay to the Administrative Agent for the account of each Incremental Lender the then unpaid principal amount of each such Loan pursuant to, and in accordance with, Section 2.23.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum

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received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts maintained by any Lender and the accounts of the Administrative Agent in respect of such matters, the accounts of the Administrative Agent shall control in the absence of manifest error.

(e)  Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.  Prepayment of Loans.

(a)  Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to (i) prior notice in accordance with paragraph (c) of this Section and (ii) in the case of a Eurocurrency Loan, reimbursement of any costs payable pursuant to Section 2.15 if prepayment occurs other than at the end of an Interest Period.

(b)  In the event and on each occasion that the sum of the aggregate Revolving Credit Exposures and the US Dollar Equivalent of the principal amount of the aggregate outstanding AUD Sub-Facility Loans exceeds the aggregate Revolving Commitments, the Borrowers shall promptly prepay Borrowings in an aggregate amount sufficient to eliminate such excess, provided that, to the extent such excess amount is greater than the aggregate principal amount of Revolving Loans and AUD Sub-Facility Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for the LC Exposures, as more particularly described in Section 2.05(k), and thereupon such cash shall be deemed to reduce the LC Exposures by an equivalent amount.

(c)  The Company shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., Local Time, (i) in the case of the prepayment of any Borrowing denominated in US Dollars, one Business Day before the date of prepayment, or (ii) in the case of the prepayment of any Borrowing denominated in any Designated Foreign Currency, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given

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in connection with a conditional notice of termination of the Revolving Commitments and/or AUD Sub-Facility Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11.  Fees.

(a)  Subject to Section 2.22, the Company agrees to pay to the Administrative Agent, in US Dollars, for the account of the office (or Affiliate) of each Revolving Lender from which such Lender would make Revolving Loans to the Company in US Dollars hereunder (which office or Affiliate shall be specified by each Revolving Lender in a notice delivered to the Administrative Agent prior to the initial payment to such Lender under this paragraph), a facility fee, which shall accrue at the Applicable Rate on the daily aggregate amount of the Revolving Commitments of such Lender (whether used or unused) during the period from the Restatement Date to the date on which the last of such Revolving Commitments terminates; provided that, if such Lender continues to have any Revolving Credit Exposure or AUD Sub-Facility Loans outstanding after its Revolving Commitment and AUD Sub-Facility Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure and/or AUD Sub-Facility Loans from the date on which the last of its Revolving Commitment and/or AUD Sub-Facility Commitment terminates to the date on which such Lender ceases to have any Revolving Credit Exposure or AUD Sub-Facility Loans outstanding. Accrued facility fees shall be payable in arrears on the last Business Day of March, June, September and December of each year (commencing on the first such date to occur after the date hereof), on the date on which the Revolving Commitments terminate and on the Maturity Date; provided that any facility fees accruing after the Maturity Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  Subject to Section 2.22, the Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used from time to time to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from the date hereof to the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from the Restatement Date to the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as each Issuing

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Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof; provided that all such fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Company agrees to pay to the Administrative Agent and the Arrangers the fees described in the Fee Letters, on the terms, in the amount and at the times set forth therein.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12.  Interest.

(a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans and AUD Sub-Facility Loans, upon termination of the Revolving Commitments and/or AUD Sub-Facility Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the

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last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13.  Alternate Rate of Interest; Illegality.

(a)  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(i)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period in such currency; or

(ii)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period in such currency;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Borrowing shall be ineffective and any Eurocurrency Borrowing denominated in such currency that is requested to be continued (A) if such currency is the US Dollar, shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (B) if such currency is a Designated Foreign Currency, shall be repaid on the last day of the Interest Period applicable thereto and (ii) any Borrowing Request for a Eurocurrency Borrowing denominated in such currency (A) if such currency is the US Dollar, shall be deemed a request for an ABR Borrowing and (B) if such currency is a Designated Foreign Currency, shall be ineffective.

(b)  Notwithstanding any other provision in this Agreement, if, at any time and from time to time, any Lender shall have determined in good faith that any applicable law, rule or regulation or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), shall make it unlawful for such Lender (or any of its lending offices) to honor its obligations hereunder to make or maintain Loans in any jurisdiction (such jurisdiction, an “Affected Jurisdiction”), such Lender will forthwith so notify the Administrative Agent and the Company. Upon such notice, (i) each of such Lender’s then outstanding Loans to any Borrower in such Affected Jurisdiction shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such Loan may not lawfully be maintained until such expiration date, upon such notice) be repaid and (ii) the obligations of the affected Lender or Lenders to make or maintain Loans into the Affected Jurisdiction and the rights of any Borrower to request or continue any Loans of the affected Lender or Lenders in such Affected Jurisdiction shall be suspended, until such Lender shall have determined that the circumstances giving rise to

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such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Company.

(c)  Notwithstanding any other provision in this Agreement, if, at any time and from time to time, any Lender shall have determined in good faith that any applicable law, rule or regulation or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), shall make it unlawful for such Lender (or any of its lending offices) to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, US Dollars or any Designated Foreign Currency in the London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue any Eurocurrency Loans denominated in such currency or to convert any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Loan shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining a Base Rate Loan the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.14.  Increased Costs.

(a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

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(ii)  impose on any Lender or any Issuing Bank or the London interbank markets any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Adjusted LIBO Rate (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon request of such Lender or such Issuing Bank, the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate any Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 2.15.  Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, upon demand of any Lender (with a copy to the Administrative Agent), each Borrower, as to any of the foregoing events pertaining to such Borrower, shall compensate each Lender including, in each of the foregoing cases, any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such loans or from fees payable to terminate the deposits from which such funds were obtained. Such Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by any Borrower to Lenders under this Section 2.15, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the LIBO Rate used in determining the Adjusted LIBO Rate for such loan by a matching deposit or other borrowing in the London interbank offered market for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.

Section 2.16.  Taxes.

(a)  Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Withholding Agent shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deduction or withholding (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, the applicable Issuing Bank or the applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Withholding Agent shall make such deductions and withholdings and (iii) such Withholding Agent shall pay the full amount deducted and withheld to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Each Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed

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or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or by an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate; provided, that no Lender shall be required to deliver any such documentation with respect to an exemption from or reduction of withholding taxes imposed under the law of a jurisdiction other than the United States of America unless the Company shall notify it of the availability of such exemption or reduction and shall request the delivery of such documentation.

(f)  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s

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obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)  A UK Treaty Lender that holds a passport under HMRC DT Treaty Passport scheme that is or becomes a Lender under this Agreement and wishes such scheme to apply to Loans made to any Borrower organized in the United Kingdom, shall include an indication to that effect by including its scheme reference number and its jurisdiction of tax residence on its signature page to this Agreement or its Assignment and Assumption. If such Lender includes the indication described above, then any Borrower organized in the United Kingdom shall file a duly completed DTTP2 in respect of such Lender with HM Revenue and Customs within thirty (30) days of the date hereof or of such Assignment and Assumption, as applicable.

Section 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Recovery of Payments; Apportionment of Payments.

(a)  Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, free and clear of and without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as it shall from time to time specify at its offices specified in Section 9.01, or, in any such case, at such other address as the Administrative Agent shall from time to time specify in a notice delivered to the Company; provided that payments to be made directly to any Issuing Bank, the Administrative Agent, the Arrangers or any Lender as expressly provided herein and payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as set forth in the definition of “Interest Period”, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity payable pursuant to Section 2.15) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Any amount payable by the Administrative Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euro.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of

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interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of any Class and participations in LC Disbursements and accrued interest thereon than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class and participations in LC Disbursements, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the relevant Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the relevant Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing in US Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing in a Designated Foreign Currency). A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

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(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)  Each Borrower agrees that to the extent any payment by or on behalf of such Borrower is made to or for the account of the Administrative Agent, any Lender or any Issuing Bank, or any Lender exercises its right of setoff, and such payment or proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(g)  If any amounts distributed by the Administrative Agent to any Lender or Issuing Bank are subsequently returned or repaid by the Administrative Agent to any Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by the Lender in question, or pursuant to applicable requirements of law, such Lender or Issuing Bank will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount, plus interest thereon from the date of such notice to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. If any such amounts are recovered by the Administrative Agent from any Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed. The obligations of the Lenders and the Issuing Bank under this clause (g) shall survive the payment in full of the Obligations and the termination of this Agreement.

(h)  Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary other than Section 2.22, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 6.01or in respect of any sale of, collection from or other realization upon all or any part of any collateral, pursuant to the exercise by the Administrative Agent of its remedies shall be applied by the Administrative Agent as follows:

(i)  first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Administrative Agent with respect to any collateral;

(ii)  second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Loan Document;

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(iii)  third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Obligations owing to such Lender;

(iv)  fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding), and including with respect to any Hedge Agreement between any Borrower and any Hedge Party (to the extent such Hedge Agreement is permitted hereunder), any fees, premiums and scheduled periodic payments due under such Hedge Agreement prior to any termination thereof and any interest accrued thereon;

(v)  fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding LC Disbursements and the obligation to cash collateralize LC Exposure), and including with respect to any Hedge Agreement between any Borrower and any Hedge Party (to the extent such Hedge Agreement is permitted hereunder), any breakage, termination or other payments due under such Hedge Agreement (other than payments described in clause (iv) above) and any interest accrued thereon;

(vi)  sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Loan Documents or otherwise and not repaid; and

(vii)  seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders or Hedge Parties in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above, and (z) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to cash collateralize Letter of Credit Exposure pursuant to Section 2.05(k). For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Hedge Party that has entered into a Hedge Agreement with any Borrower for a determination (which such Hedge Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Hedge Party under any such Hedge Agreement. Unless it has actual knowledge (including by way of written notice from any such Hedge Party) to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Hedge Agreements or Obligations in respect thereof are in existence between any Hedge Party and any Borrower.

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Section 2.18.  Mitigation Obligations; Replacement of Lenders.

(a)  If any Lender or Issuing Bank requests compensation under Section 2.14 or 2.20, or if any Borrower is required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.16, then at the request of the Company such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.16 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If (i) any Lender requests compensation under Section 2.14 or 2.20, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Downgraded Lender or (iv) any Lender is a Nonconsenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or 2.20 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any Nonconsenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender was a Nonconsenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.19.  Borrowing Subsidiaries. On or after the Restatement Date, the Company may designate any Subsidiary of the Company as a Borrowing Subsidiary by delivery to the Administrative Agent and the Lenders of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and consented to by all of the Lenders if required by Section 9.02, along with such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with all necessary “know your customer’ or other similar checks under all applicable laws and regulations. Upon the date five Business Days following such delivery and consent, if required, of the executed Borrowing Subsidiary

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Agreement and such documentation and evidence reasonably requested by the Administrative Agent or any Lender, such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement; provided that during such five Business Day period, such Subsidiary may request a Borrowing pursuant to Section 2.03 if (x) the date of the proposed Borrowing is outside of such five Business Day period and (y) in the case of a proposed Eurocurrency Borrowing, such Subsidiary has provided the Administrative Agent, for the benefit of the Lenders, an executed LIBO Rate indemnity letter in form and substance reasonably acceptable to the Administrative Agent. Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Borrowing Subsidiary Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

Section 2.20.  Additional Reserve Costs.

(a)  If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate) in respect of any of such Lender’s Eurocurrency Loans in any Designated Foreign Currency, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans subject to such requirements, additional interest on such loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such loan.

(b)  Any additional interest owed pursuant to paragraph (a) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the relevant Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

Section 2.21.  Foreign Subsidiary Costs.

(a)  If the cost to any Lender of making or maintaining any Loan to any Borrowing Subsidiary that is not named on the signature pages to this Agreement is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender to be material, by reason of the fact that such Borrowing Subsidiary is incorporated in, or conducts business in, a jurisdiction outside the United States of America, such Borrowing Subsidiary shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the

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Administrative Agent). A certificate of such Lender claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(b)  Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.21 in respect of any costs resulting from such event, only be entitled to payment under this Section 2.21 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different applicable lending office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.

Section 2.22.  Defaulting Lenders, Downgraded Lenders.

(a)  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender or a Downgraded Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender or a Downgraded Lender:

(1)  Each Defaulting Lender shall be entitled to receive fees payable under Section 2.11(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (i) the outstanding principal amount of the Revolving Loans and/or AUD Sub-Facility Loans funded by it, and (ii) its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.05(k).

(2)  Each Defaulting Lender shall be entitled to receive fees payable under Section 2.11(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.05(k).

(3)  With respect to any fee payable under Section 2.11(a) or (b) not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Company shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure that have been reallocated to such non-Defaulting Lender pursuant to clause (e) below, (y) pay to the Issuing Bank the amount of any fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(4)  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the

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definition of “Required Lenders,” “Required Revolving Lenders,” “Required AUD Sub-Facility Lenders” and Section 9.02.

(5)  All or any part of such Defaulting Lender’s LC Exposure shall automatically be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent (x) the conditions set forth in Section 4.02(b) are satisfied at such time (and, unless the Company shall have otherwise notified the Administrative Agent at the time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of the aggregate Revolving Credit Exposure and the US Dollar Equivalent of the principal amount of AUD Sub-Facility Loans of any non-Defaulting Lender to exceed its Revolving Commitment.

(6)  If the reallocation described in clause (5) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, within 3 Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (5) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding.

(7)  So long as any Revolving Lender is a Defaulting Lender or a Downgraded Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless such Issuing Bank has entered into satisfactory arrangements with the Company or such Lender to eliminate such Issuing Bank’s Fronting Exposure; and

(8)  any amount payable to any Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder, (iii) third, if so determined by the Administrative Agent or requested by any Issuing Bank, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrowers as a result of any

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judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(b)  If the Company, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Commitment Percentages (without giving effect to subsection (a)(5) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23.  Incremental Loans.

(a)  From time to time on and after the Restatement Date and prior to the date of termination of the Revolving Commitments but not more than 2 times during any 12-month period, the Company may, upon at least 15 days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to:

(1)  establish one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more/an additional term loan (any such additional term loan, an “Incremental Term Loan”); or

(2)  increase the aggregate amount of the Revolving Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make Revolving Loans (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans ”);

provided that (1) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed $250,000,000 and (2) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than $25,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Company proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than 30 days after the date on which such notice is delivered to Administrative Agent. The

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Company may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”), provided that an Incremental Loan Commitment shall not be provided by (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries or (C) any natural person. Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment.

(b)  Any Incremental Loan Commitment pursuant to this Section 2.23 shall be subject to satisfaction of the following conditions:

(i)  Each Lender providing an Incremental Loan Commitment shall enter into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Lender shall, as of the Increased Amount Date, undertake an Incremental Commitment and such Lender shall thereupon become (or, if an existing Lender, continue to be) a “Lender” for all purposes hereof;

(ii)  Each of the representations and warranties contained in Article III and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality or “Material Adverse Effect” or similar language, in which case they shall be true and correct in all respects), in each case on and as of such date of increase with the same effect as if made on and as of such date, both immediately before and after giving effect to such increase (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

(iii)  At the time of such increase, no Default shall have occurred and be continuing or would result from such increase.

(iv)  The Administrative Agent and the Lenders shall have received from the Company a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Company is in compliance with the financial covenants set forth in Sections 5.02 and 5.03, in each case based on the financial statements most recently delivered pursuant to Section 5.01(a) and Section 5.01(b), as applicable, both before and after giving effect (on a pro forma basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully funded) and (z) any Permitted Acquisition consummated in connection therewith;

(v)  the proceeds of any Incremental Loans shall be used for general corporate purposes of the Company and its Consolidated Subsidiaries (including Permitted Acquisitions);

(vi)  each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the applicable Borrower and shall be guaranteed with the Revolving Loans on a pari passu basis;

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(vii)  in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

a)  such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Company, but will not in any event have a maturity date earlier than the Maturity Date;

b)  the Applicable Rate and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the Company on the applicable Increased Amount Date;

c)  except as provided above, all other terms and conditions applicable to such Incremental Term Loan shall, except to the extent otherwise provided in this Section 2.23, be identical to the terms and conditions applicable to the Revolving Loans;

(viii)  in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

a)  such Incremental Revolving Credit Increase shall mature on the Maturity Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Loans, and shall be subject to the same terms and conditions as the Revolving Loans;

b)  the outstanding Revolving Loans and LC Exposure will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Commitment Percentages (and the Revolving Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Company shall pay any and all costs required pursuant to Section 2.15 in connection with such reallocation as if such reallocation were a repayment); and

c)  except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 2.23, be identical to the terms and conditions applicable to the Revolving Loans and Revolving Commitment;

(ix)  the Company shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of the Company and each Subsidiary Guarantor authorizing such Incremental Loan and/or Incremental Term Loan Commitment) reasonably requested by Administrative Agent in connection with any such transaction; and

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(x)  If any such Lender providing an Incremental Loan Commitment is a Foreign Lender, such Lender shall deliver the forms required by Section 2.16(e).

(c)  This Section 2.23 shall supersede any provisions in Section 9.02 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by Administrative Agent and the Borrowers, if necessary, to provide for terms applicable to each Incremental Loan Commitment.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders that:

Section 3.01.  Corporate Existence and Power. The Company, the Borrowing Subsidiaries and the Subsidiary Guarantors are each corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, are duly qualified to transact business in every jurisdiction where, by the nature of its business, the failure to be so qualified could reasonably be expected to have or cause a Material Adverse Effect, and have all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on their business as now conducted.

Section 3.02.  Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, and the execution by the Subsidiary Guarantors of the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement (i) are within the Borrowers’ and the Subsidiary Guarantors’ respective corporate or other organizational powers, (ii) have been duly authorized by all necessary corporate or other organizational action, (iii) require no action by or in respect of or filing with any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws or other organizational documents of the Company or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 3.03.  Binding Effect. This Agreement has been duly executed and delivered and constitutes a valid and binding agreement of the Borrowers enforceable in accordance with its terms, and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrowers and the Subsidiary Guarantors party thereto, enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

Section 3.04.  Financial Information.

(a)  The audited balance sheet of the Company and the Consolidated Subsidiaries as of October 26, 2012, and the related statements of operations, changes in equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young LLP, and the unaudited balance

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sheets of the Company and the Consolidated Subsidiaries as of January 25, 2013, April 26, 2013 and July 26, 2013 and the related statements of operations, changes in equity and cash flows for the Fiscal Quarters and portions of the Fiscal Year then ended, copies of all of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Company and the Consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods.

(b)  Since October 26, 2012, there has been no Material Adverse Effect.

(c)  Neither (i) the board of directors of the Company or a committee thereof has concluded that any financial statement previously furnished to the Administrative Agent should no longer be relied upon because of an error, nor (ii) has the Company been advised by its auditors that a previously issued audit report or interim review cannot be relied on.

Section 3.05.  No Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Company threatened, against or affecting the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have or cause a Material Adverse Effect or which in any manner draws into question the validity of or could impair the ability of any Borrower or Subsidiary Guarantor to perform its obligations under this Agreement or any of the other Loan Documents.

Section 3.06.  Compliance with ERISA.

(a)  The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b)  Neither the Company nor any member of the Controlled Group has incurred any Withdrawal Liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

Section 3.07.  Compliance with Laws; Payment of Taxes. Except for the matters disclosed in Schedule 3.14, the Company and the Subsidiaries are in compliance in all material respects with all applicable laws, regulations and similar requirements of Governmental Authorities, except where the failure to comply would not reasonably be expected to have or cause a Material Adverse Effect. There have been filed on behalf of the Company and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Company or any Subsidiary have been paid or are being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate. United States income tax returns of the Company and the Subsidiaries have been examined and closed through the Fiscal Year ended October 29, 2010.

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Section 3.08.  Subsidiaries. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to qualify or have any such license, authorization, consent or approval would not reasonably be expected to have or cause a Material Adverse Effect. The Company has no Subsidiaries except for those Subsidiaries listed on Schedule 3.08, or as described in a Compliance Certificate furnished pursuant to Section 5.01(c), in each case which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation. Each Domestic Material Subsidiary on the date hereof is separately identified as such in Schedule 3.08 hereto.

Section 3.09.  Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10.  [Reserved].

Section 3.11.  Ownership of Property; Liens. Each of the Company and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.08.

Section 3.12.  No Default. Neither the Company nor any of the Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.13.  Full Disclosure. All information heretofore furnished by the Company or any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (including without limitation the information set forth in the Information Memorandum) is, and all such information hereafter furnished by the Company or any Subsidiary to the Administrative Agent or any Lender will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.

Section 3.14.  Environmental Matters.

(a)  Except for the matters disclosed in Schedule 3.14, neither the Company nor any Subsidiary is subject to, or knows any basis for, any Environmental Liability which could reasonably be expected to have or cause a Material Adverse Effect and neither the Company nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. To the best knowledge of the Company, except for the matters disclosed in Schedule 3.14, none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

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(b)  Except for the matters disclosed in Schedule 3.14, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Company, at or from any adjacent site or facility, except for Hazardous Materials used or otherwise handled, to the best knowledge of the Company, in the ordinary course of business in compliance with all applicable Environmental Requirements, except where the failure to so comply would not reasonably be expected to have or cause a Material Adverse Effect.

(c)  Except for the matters disclosed in Schedule 3.14, the Company, and each of its Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and, to the best knowledge of the Company, is in compliance with all Environmental Requirements, Environmental Authorizations and Environmental Judgments and Orders in connection with the operation of the Properties and the Company’s, and its Affiliate’s, businesses, except where the failure to procure such necessary Environmental Authorizations or where the failure to so comply could not reasonably be expected to have or cause a Material Adverse Effect.

Section 3.15.  Equity Interests. All Equity Interests, debentures, bonds, notes and all other securities of the Company and its Subsidiaries presently issued and outstanding are validly and properly issued. All outstanding securities (whether debt or equity) of the Company and its Subsidiaries were registered under the federal and any applicable state securities laws or were issued in transactions which were exempt from registration under such laws; provided, that as to any Subsidiary acquired but not created by the Company, the foregoing representation is made to the best of the Company’s knowledge. The issued Equity Interests of the Company’s Wholly Owned Subsidiaries are owned by the Company free and clear of any Lien or adverse claim. At least a majority of the issued Equity Interests of each of the other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Company, and all such Equity Interests owned by the Company are free and clear of any Lien or adverse claim.

Section 3.16.  Margin Stock. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations T, U or X.

Section 3.17.  Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, no Borrower or Subsidiary Guarantor will be “insolvent,” within the meaning of such term as defined in Section 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

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Section 3.18.  Anti-Corruption Laws; OFAC Compliance.

(a)  The Company, its Subsidiaries, and, to the best of its knowledge their respective directors, officers, employees, agents or Affiliates, have conducted their business in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, except in each case to the extent that such non-compliance therewith would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to result in any Lender violating any such Anti-Corruption Law.

(b)  None of the Company, its Subsidiaries, and, to the best of its knowledge their respective directors, officers, employees, agents or Affiliates, acting or benefiting in any capacity in connection with the Transactions:

(1)  is a Designated Person;

(2)  is a Person that is owned or controlled by a Designated Person;

(3)  is located, organized or resident in a Sanctioned Country; or

(4)  has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (1) with any Designated Person or (2) or in any Sanctioned Country, in each case in violation of any Anti-Corruption Laws or Sanctions;

except in each case to the extent that being a Designated Person, or owned or controlled by a Designated Person, or located, organized or resident in such Sanction Country or engaged in such dealings or transactions would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to result in any Lender violating any Anti-Corruption Laws or Sanctions.

ARTICLE IV

Conditions

Section 4.01.  Restatement Date. The amendment and restatement of the Existing Credit Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic image scan transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Date) of Lindquist & Vennum, LLP, special counsel for the Borrowers and the Subsidiary Guarantors, substantially in the form of Exhibit C and covering such other matters relating to the Borrowers,

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the Subsidiary Guarantors, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent or the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each of the Borrowers and the Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrowers, the Subsidiary Guarantors, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)  The Administrative Agent shall have received a certificate dated as of the Restatement Date and signed by a principal financial officer of the Company, as to the satisfaction on the Restatement Date of the conditions set forth in clauses (a) and (b) of Section 4.02, provided that for purposes of this Section 4.01(d) and the certificate to be delivered hereunder the exclusion of the representations and warranties set forth in Sections 3.04(b), 3.05 and 3.14 contained in Section 4.02(a) shall not apply.

(e)  The Guarantee Agreement shall have been duly executed by the parties thereto, shall have been delivered to the Administrative Agent and shall be in full force and effect.

(f)  The Indemnity, Subrogation and Contribution Agreement shall have been duly executed by the parties thereto, shall have been delivered to the Administrative Agent and shall be in full force and effect.

(g)  All interest, fees and other amounts accrued under the Existing Credit Agreement and outstanding as of the Restatement Date shall have been repaid.

(h)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company or any Subsidiary hereunder or under any other Loan Document.

(i)  The Lenders shall have received the balance of all upfront fees agreed to by the Company and the Administrative Agent and required to be paid by the Company.

(j)  The Administrative Agent and the Lenders shall have received such documentation and information as is reasonably requested about the Borrowers and the Subsidiary Guarantors in respect of applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

Without limiting the generality of the provisions of the last paragraph of Section 7.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Date

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specifying its objection thereto. The Administrative Agent shall notify the Company and the Lenders of the Restatement Date, and such notice shall be conclusive and binding.

Section 4.02.  Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of the Borrowers set forth in this Agreement (other than those set forth in Sections 3.04(b), 3.04(c), 3.05 and 3.14) shall be true and correct on and as of the date of such Borrowing or the date of such issuance, amendment, renewal or extension of a Letter of Credit, as applicable.

(b)  At the time of and immediately after giving effect to such Borrowing or such issuance, amendment, renewal or extension of a Letter of Credit, no Default shall have occurred and be continuing.

(c)  With respect to each requesting Borrower that is a Foreign Subsidiary, each Lender shall have submitted the completed and executed documentation and had accepted by the relevant Governmental Authority such documentation necessary for it be exempt from, or eligible for a reduction in, withholding tax under the laws of the jurisdiction in which such Borrower is located.

(d)  The Administrative Agent, and if applicable, the relevant Issuing Bank shall have received a Borrowing Request or notice requesting the issuance, amendment, renewal or extension of a Letter of Credit in accordance with the requirements hereof.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section. Each Lender agrees, at the request of any Borrower, to promptly complete and execute all documentation specified in paragraph (c) of this Section.

Section 4.03.  Initial Borrowing by each Borrowing Subsidiary. The obligation of each Lender to make Loans and of the Issuing Banks to issue Letters of Credit to any Borrowing Subsidiary (other than the Borrowing Subsidiaries party hereto on the Restatement Date) is subject to the satisfaction of the following conditions:

(a)  The Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary’s Borrowing Subsidiary Agreement, duly executed by all parties thereto.

(b)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary, documentation and information about such Borrowing Subsidiary in respect of applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act. and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

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ARTICLE V

Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

Section 5.01.  Information. The Company will deliver to each of the Lenders:

(a)  as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, changes in equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders;

(b)  as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statements of operations, and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer, the treasurer or the chief accounting officer of the Company;

(c)  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Company substantially in the form of Exhibit D (a “Compliance Certificate”) (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.03 and 5.04 on the date of such financial statements, (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto, (iii) containing the certification required by Section 5.01(b), and (iv) listing any new Subsidiaries not listed on Schedule 3.08 or in any prior Compliance Certificate;

(d)  simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default under any of Sections 5.03, 5.04 and 5.11(d) existed on the date of such financial statements;

(e)  within five Domestic Business Days after the chief executive officer, chief operating officer, chief financial officer, chief accounting officer or treasurer of the Company

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becomes aware of the occurrence of any Default, a certificate of the chief financial officer, treasurer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(f)  promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(g)  promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Company shall have filed with the Securities and Exchange Commission;

(h)  if and when the Company or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(i)  promptly after the Company knows of the commencement thereof, notice of any litigation or other legal proceeding involving a claim against the Company and/or any Subsidiary for US$10,000,000 or more in excess of amounts covered in full by applicable insurance;

(j)  promptly upon receipt thereof, copies of any “management letter” submitted to the Company by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from the Company in respect thereof; and

(k)  from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Documents required to be delivered pursuant to this Sections 5.01(a), (b) and (c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Company’s behalf on IntraLinks, SyndTrak or another similar website, if any, to which each of the Administrative Agent and each Lender has access. The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to in the immediately preceding sentence or to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02.  Inspection of Property, Books and Records. The Company will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary to permit,

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representatives of any Lender at such Lender’s expense prior to the occurrence of an Event of Default and at the Company’s expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Company agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

Section 5.03.  Ratio of Consolidated Debt to Consolidated EBITDA. The ratio of Consolidated Debt at any date to Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on or most recently prior to such date will not exceed the ratio of 3.50 to 1.00.

Section 5.04.  Interest Coverage Ratio. The ratio of Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on or most recently prior to any date of determination to Consolidated Interest Expense at such date will not be less than the ratio of 3.50 to 1.00.

Section 5.05.  [Reserved]

Section 5.06.  Loans or Advances. Neither the Company nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees not exceeding US$10,000,000 in the aggregate at any time outstanding made in the ordinary course of business; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to any Borrower or Subsidiary Guarantor; (iv) Prepaid Rebates; and (v) loans, advances or deposits other than those permitted by clauses (i) through (iv) of this Section not exceeding 10% of Consolidated Total Assets in the aggregate at any time outstanding, provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii), (iv) or (v) of this Section, no Default shall have occurred and be continuing.

Section 5.07.  Acquisitions. Neither the Company nor any of its Subsidiaries shall make any Acquisitions, provided, that Permitted Acquisitions may be made if, after giving effect thereto, no Default or Event of Default would be caused thereby (giving effect to such Permitted Acquisitions on a pro forma basis as to financial covenants as if they had occurred on each relevant date or at the beginning of each relevant period).

Section 5.08.  Negative Pledge. Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)  Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding US$10,000,000;

(b)  any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary and not created in contemplation of such event;

(c)  any Lien on any asset (other than Equity Interests or inventory) securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or

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constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

(d)  any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;

(e)  any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(f)  Liens securing Debt owing by any Subsidiary to any Borrower or Subsidiary Guarantor;

(g)  any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(h)  Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i)  any Lien on Excess Margin Stock;

(j)  any Lien incurred with respect to Securitization Debt permitted under Section 5.21;

(k)  Liens pursuant to any Loan Document; and

(l)  Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than Loans) in an aggregate principal amount at any time outstanding which, together with the amount of Debt secured by Liens permitted by the foregoing paragraphs (a) through (i), does not exceed 10% of Consolidated Total Assets.

Section 5.09.  Maintenance of Existence. The Company shall, and shall cause each Subsidiary Guarantor and each other Borrower to, maintain its legal existence and carry on its business in substantially the same manner and in substantially the same fields in which such business is now carried on, except as permitted by Section 5.11.

Section 5.10.  Dissolution. None of the Company, any Subsidiary Guarantor or any other Borrower shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any of its Equity Interests or that of any Subsidiary that is a Borrower or Subsidiary Guarantor, except (i) through a corporate reorganization permitted by Section 5.11 or (ii) Restricted Payments so long as no Default has occurred and is continuing or would result therefrom.

Section 5.11.  Consolidations, Mergers and Sales of Assets. The Company will not, nor will it permit any Material Subsidiary to, consolidate or merge with or into, or sell, lease or

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otherwise transfer all or any substantial part of its assets (other than Excess Margin Stock) to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Company may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Company is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Material Subsidiaries may merge with one another, or with and into the Company where the Company is the Person surviving such merger, (c) Borrowers which are both Domestic Subsidiaries and Subsidiary Guarantors may transfer assets among themselves, (d) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not apply unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued (whether in one transaction or in a series of transactions) constitutes all or substantially all of the assets of the Company or such Material Subsidiary and (e) the Company and any Subsidiary Guarantor may sell inventory and obsolete or surplus property in the ordinary course of business.

Section 5.12.  Use of Proceeds. The proceeds of the Loans will be used only for the purposes referred to in the preamble to this Agreement. No portion of the proceeds of the Loans will be used by the Company or any Subsidiary (i) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock in a violation of Regulation U, or (ii) for any purpose in violation of any other applicable law or regulation.

Section 5.13.  Compliance with Laws; Payment of Taxes.

(a)  The Company will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA and Environmental Requirements), regulations and similar requirements of Governmental Authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Company will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against the property of the Company or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which the Company shall have set up reserves in accordance with GAAP.

(b)  The Company shall not permit the aggregate Withdrawal Liability incurred by the Company and members of the Controlled Group to exceed US$10,000,000 at any time. For purposes of this Section 5.13(b), the amount of Withdrawal Liability of the Company and members of the Controlled Group at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof which the Company and members of the Controlled Group have paid or as to which the Company reasonably believes, after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and members of the Controlled Group will have no liability.

Section 5.14.  Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Company or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at

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least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

Section 5.15.  Change in Fiscal Year. The Company will not change its Fiscal Year without the consent of the Required Lenders.

Section 5.16.  Maintenance of Property. The Company shall, and shall cause each Subsidiary to, maintain all of its material properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

Section 5.17.  Environmental Notices. The Company shall furnish to the Lenders and the Administrative Agent prompt written notice of any Environmental Liabilities, Environmental Notices and Environmental Judgments and Orders, and of any pending, threatened or anticipated Environmental Proceedings, that relate to the Company, any of its Subsidiaries or the Properties and that could reasonably be expected to have or cause a Material Adverse Effect.

Section 5.18.  Environmental Matters. The Company shall conduct, and cause each of its Subsidiaries to conduct, its operations and keep and maintain its Properties in compliance with all Environmental Requirements, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have or cause a Material Adverse Effect.

Section 5.19.  [Reserved].

Section 5.20.  Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall enter into, or be a party to, any material transaction with any Affiliate of the Company or such Subsidiary (which Affiliate is not a Borrower or a Subsidiary Guarantor), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

Section 5.21.  Limitation on Subsidiary Debt. The Company shall not permit the outstanding principal amount of Debt of the Subsidiaries (other than (i) Debt owed by any Borrower or Subsidiary Guarantor, (ii) $250,000,000 in Securitization Debt and (iii) Debt owed under this Agreement or any other Loan Document) at any time to exceed, in the aggregate, 10% of Consolidated Total Assets.

Section 5.22.  Subsidiary Guarantors.

(a)  The Company shall cause each Domestic Material Subsidiary that is not already a Subsidiary Guarantor to become a party to, and agree to be bound by the terms of, the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement pursuant to an instrument in form and substance satisfactory to the Administrative Agent executed and delivered to the Administrative Agent by such Domestic Material Subsidiary as promptly as practicable and in any event within 20 Domestic Business Days after the day on which it becomes a Domestic Material Subsidiary or such later date reasonably acceptable to the Administrative Agent. The Company shall also cause the items specified in Sections 4.01(b), (c) and (j) to be delivered to the Administrative Agent concurrently with the instrument referred to

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above, modified appropriately to refer to such instrument and such Domestic Material Subsidiary.

(b)  Once any Subsidiary becomes a Domestic Material Subsidiary and a party to the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement, such Subsidiary thereafter shall remain a party to and a guarantor under the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement without regard to the amount of its Total Assets on any day or Operating Profits for any period.

Section 5.23.  OFAC; Anti-Corruption Laws. (a) The Company shall not, and shall use commercially reasonable efforts to require that none of its affiliated companies will, directly or indirectly use the proceeds of the Loans or any Letters of Credit:

(1)  for any purpose which would breach the U.K Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions;

(2)  to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, in each case in violation of any Anti-Corruption Laws or Sanctions, as such laws or Sanctions are in effect from time to time; or;

(3)  in any other manner that will result in the violation of any applicable Sanctions by the Administrative Agent, any Issuing Bank or any Lender.

(b)  The Company shall not, and shall use its commercially reasonable efforts to require that none of its affiliated companies will, use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) Designated Persons, or (ii) any Sanctioned Country, to pay or repay any Obligations.

(c)  The Company shall, and shall use its commercially reasonable efforts to require that each of its affiliated companies will:

(1)  conduct its business in material compliance with Anti-Corruption Laws;

(2)  maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws; and

(3)  have appropriate controls and safeguards in place designed to prevent any proceeds of any the Loans or Letters of Credit from being used contrary to the representations and undertakings set forth herein.

(d)  The Company shall, and shall use its commercially reasonable efforts to require that each of its affiliated companies will, comply in all respects with all foreign and domestic laws, rules and regulations (including the USA Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to this Agreement, the other Loan Documents, and the Transactions, except in each case to the extent that such non-compliance therewith would not reasonably be expected to have a Material

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Adverse Effect and would not reasonably be expected to result in any Lender violating any such laws, rules or regulations.

ARTICLE VI

Events of Default

Section 6.01.  Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)  any Borrower shall fail to pay when due any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or shall fail to pay any interest on any Loan within five Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other Obligation (other than any Obligation under a Hedge Agreement to which any Borrower and any Hedge Party are parties) payable hereunder within five Domestic Business Days after such fee or other Obligation becomes due; or

(b)  the Company shall fail to observe or perform any covenant contained in Section 5.01(e), 5.02(ii), 5.03, 5.04, 5.08, 5.09, 5.10, 5.11 or 5.21; or

(c)  any Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above) or any other Loan Document for thirty days after the earlier of (i) the first day on which the Company has knowledge of such failure or (ii) written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender; or

(d)  any representation, warranty, certification or statement made or deemed made by the Company in Article III of this Agreement, or by any Subsidiary Guarantor in Section 8 of the Guarantee Agreement, or by the Company or any other Borrower in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)  the Company or any Subsidiary shall fail to make any payment in respect of Debt outstanding in an aggregate principal amount in excess of US$10,000,000 (other than the Loans) when due or within any applicable grace period; or

(f)  any event or condition shall occur which results in the acceleration of the maturity of Debt of the Company or any Subsidiary in an aggregate principal amount in excess of US$10,000,000 or the mandatory prepayment, redemption, defeasance or purchase of such Debt by the Company (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment, redemption, defeasance or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

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(g)  the Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)  an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i)  the Company or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)  one or more judgments or orders for the payment of money in an aggregate amount in excess of US$10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage)shall be rendered against the Company or any Subsidiary and the Company or such Subsidiary shall not discharge the same in accordance with its terms or procure a stay of execution thereof within 30 days from the date of entry thereof, and within such period of 30 days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(k)  a federal tax lien shall be filed against the Company or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Company or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l)  (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Company; or (ii) as of any date a majority of the Board of Directors of the Company shall consist of individuals who were not either (A) directors of the

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Company as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A) or individuals described in clause (B); or

(m)  any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower or any Subsidiary Guarantor contests in any manner the validity or enforceability of any provision of any Loan Document (exclusive of questions of interpretation of any provision thereof); or any Borrower or any Subsidiary Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

then, and in every such event, the Administrative Agent shall, if requested by, or may, with the consent of, the Required Lenders, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments and they shall thereupon terminate, (ii) declare the Loans (together with accrued interest thereon) and all other Obligations payable hereunder and under the other Loan Documents (but excluding any amounts owing under any Hedge Agreement to which any Borrower and any Hedge Party are parties) to be, and the Loans (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) direct the Borrowers to deposit (and the Borrowers hereby agree, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to the LC Exposure then outstanding, such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the LC Exposure as described in Section 2.05(k); provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to any Borrower, without any notice to any Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon automatically terminate, the Loans (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable, and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(k) without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

Section 6.02.  Notice of Default. The Administrative Agent shall give notice to the Company of any Default under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.03.  Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers and Subsidiary Guarantors or any of them shall

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be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 6.01 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, or (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.17(c)), and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 6.01.

ARTICLE VII

The Administrative Agent

Section 7.01.  Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 7.06, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Borrower shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02.  Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03.  Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

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(a)  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by a Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04.  Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for

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relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the relevant Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05.  Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 7.06.  Resignation of Administrative Agent.

(a)  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c)  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 7.07.  Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08.  No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, syndication agent or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 7.09.  Guaranty Matters.

(a)  The Administrative Agent is hereby authorized on behalf of the Lenders and the Issuing Banks, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to any collateral that may be deemed by the Administrative Agent in its discretion to be necessary or advisable to

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perfect and maintain perfected the Liens upon any such collateral granted pursuant to any of the Loan Documents.

(b)  The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, (i) to release any Lien granted to or held by the Administrative Agent upon any collateral (A) upon termination of the Commitments, termination, expiration or cash collateralization of all outstanding Letters of Credit and payment in full of all of the Obligations then due and payable, (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Loan Document or to which the Required Lenders have consented in writing or (C) otherwise pursuant to and in accordance with the provisions of any applicable Loan Document, and (ii) to release any Subsidiary Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee Agreement, pursuant to this Section 7.09(b).

Section 7.10.  Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower or Subsidiary Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower or Subsidiary Guarantor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 9.03.

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Section 7.11.  Issuing Bank. The provisions of this Article VII (other than Section 7.02) shall apply to the Issuing Banks mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

ARTICLE VIII

Guarantee

In order to induce the Lenders to extend credit to the Borrowing Subsidiaries hereunder and to induce the Issuing Banks to issue Letters of Credit hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations (excluding any Excluded Swap Obligations) of the Borrowing Subsidiaries. The Company further agrees that the due and punctual payment of the Obligations of the Borrowing Subsidiaries may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by and the Company hereby waives any defense that it may now or hereafter have arising out of the following: (a) the failure of any Lender or any Issuing Bank, as the case may be, to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document or agreement; (d) the failure or delay of any Lender or any Issuing Bank, as the case may be, to exercise any right or remedy against any other guarantor of the Obligations; (e) the failure of any Lender or any Issuing Bank, as the case may be, to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (f) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender or any Issuing Bank, as the case may be, to any balance of any deposit account or credit on the books of any Lender or any Issuing Bank, as the case may be, in favor of any Borrower or Subsidiary Guarantor or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity,

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illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender or any Issuing Bank, as the case may be, upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Lender or any Issuing Bank may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders or the relevant Issuing Bank in cash an amount equal the unpaid principal amount of such Obligation. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than Charlotte, North Carolina and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the judgment of any Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in Charlotte, North Carolina, and shall indemnify such Lender or such Issuing Bank against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

Upon payment in full by the Company of any Obligation of any Borrowing Subsidiary, each Lender or each Issuing Bank shall, in a reasonable manner, assign to the Company the amount of such Obligation owed to such Lender or such Issuing Bank and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Lender or any Issuing Bank and without any representation or warranty by any Lender or any Issuing Bank). Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Lenders and the Issuing Banks.

ARTICLE IX

Miscellaneous

Section 9.01.  Notices.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other

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communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)  if to the Company, to it at 901 3rd Avenue South, Minneapolis, MN 55402, Attention of Tyler Treat, Treasurer, Facsimile No. (612) 486-7981;

(ii)  if to any Borrowing Subsidiary or Subsidiary Guarantor, to it in care of the Company as provided in paragraph (a) above;

(iii)  if to the Administrative Agent, to it at Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd., Mail Code: D1109-019, Charlotte, North Carolina 28262, Attention: Syndication Agency Services, Facsimile No. (704) 590-2790;

(iv)  if to Wells Fargo in its capacity as an Issuing Bank, to it at Wells Fargo Bank, National Association, 90 S 7th Street, MAC N9305-077, Minneapolis, Minnesota 55402, Attention: Ethel Phillips, Facsimile No. (612) 667-2276;

(v)  if to Bank of America, N.A. in its capacity as an Issuing Bank, to it at Bank of America, N.A., 1000 W. Temple Street, 7th Floor, MC: CA9-705-07-05, Los Angeles, CA 90012, Attn: Manuel Banuelos, Facsimile No. (888) 277-5577;

(vi)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the re recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications to the Lenders sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or other communications to the Lenders posted to an internet or intranet website shall be deemed received upon the deemed receipt by the

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intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  The Platform. The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Syndtrak or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet.

Section 9.02.  Waivers; Amendments.

(a)  No failure or delay by the Administrative Agent, any Lender or any Issuing Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders and the Issuing Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No amendment or waiver of any provision of any Loan Document or consent to any departure by any Borrower or Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any of the Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders (and, in the case of a Borrowing Subsidiary Agreement, the applicable Borrowing Subsidiary); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender,

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(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders,” “Required Revolving Lenders,” “Required AUD Sub-Facility Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release the Company from its obligations under Article VIII or release any of the Subsidiary Guarantors from their obligations under the Guarantee Agreement without the consent of each Lender except as provided in Section 9.15 or (vii) designate a Borrowing Subsidiary located or organized in a jurisdiction in which neither the Company nor any Borrowing Subsidiary party hereto as of the Restatement Date is located or organized without the written consent of each Lender; provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, (2) if the Administrative Agent and the Company shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders, (3) each Fee Letter may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto, (4) without the prior written consent of the Required Revolving Lenders, no such agreement shall amend, modify or waive (i) Section 4.02 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 4.02, any substantially concurrent request by any Borrower for a borrowing of Revolving Loans) to make Revolving Loans when such Revolving Lenders would not otherwise be required to do so or (ii) the aggregate amount of permitted LC Exposure as set forth in Section 2.05(c)(i) and (5) without the prior written consent of the Required AUD Sub-Facility Lenders, no such agreement shall amend, modify or waive Section 4.02 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the AUD Sub-Facility Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 4.02, any substantially concurrent request by any Borrower for a borrowing of AUD Sub-Facility Loans) to make AUD Sub-Facility Loans when such AUD Sub-Facility Lenders would not otherwise be required to do so. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or

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extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.03.  Expenses; Indemnity; Damage Waiver.

(a)  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and each of its Affiliates, including the reasonable fees, charges and disbursements of Robinson, Bradshaw & Hinson, P.A., counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Company agrees to indemnify the Administrative Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or any transaction in which such proceeds are used, (iii) any actual or alleged presence or Environmental Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries or Affiliates, or any Environmental Liability related in any way to the Company or any of its Subsidiaries or Affiliates or their respective predecessors, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and (v) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of any Borrower that violates a sanction enforced by OFAC; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally determined by a court of

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competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d)  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04.  Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lenders and the Issuing Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Any Lender may assign by novation to one or more assignees (other than the Company or any Subsidiary) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Administrative Agent, the Issuing Banks (in case of any assignment of a Revolving Commitment) and the Company must give their prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, (ii) except in the case of an assignment to

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a Lender, an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 (or $1,000,000 in the case of an assignment of any Incremental Term Loan Commitment or AUD Sub-Facility Commitment) unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.20, 2.21 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)  The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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(e)  Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the other Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan, Letter of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)  A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15, 2.16, 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any other central

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bank with jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement or the option to participate in any Letter of Credit, as the case may be; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan or to participate in any Letter of Credit, (ii) nothing herein shall relieve the Granting Lender of liability for the performance or nonperformance by the SPC of the obligations of the Granting Lender under this Agreement. The making of a Loan by an SPC or the participation by such SPC in any Letter of Credit hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender or such participation in a Letter of Credit were paid or taken, as the case may be, by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or participations in Letters of Credit to the Granting Lender or to any financial institution (consented to by the Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans or participations in any Letters of Credit to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Wells Fargo may, upon 30 days’ notice to the Company and the Lenders, resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Wells Fargo as an Issuing Bank. If Wells Fargo resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit issuing by it outstanding as of the effective date of its resignation with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations).

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(j)  Notwithstanding anything to the contrary contained herein, no assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or (c) to a natural person.

Section 9.05.  Survival. All covenants, agreements, representations and warranties made by the Borrowers herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.17(g), 2.20, 2.21 and 9.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the Letters of Credit or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06.  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Issuing Bank, such Lender or such Affiliate

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to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Issuing Bank or such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or owing such obligation. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender and such Issuing Bank may have.

Section 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement (including any Borrowing Subsidiaries) irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

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PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.  Construction. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. Any Hedge Agreement between any Borrower and any Hedge Party is an independent agreement governed by the writing provisions of such Hedge Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Loans under this Agreement, except as otherwise expressly provided in such Hedge Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Hedge Agreement except as expressly provided therein.

Section 9.12.  Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or any Hedge Agreement to which any Borrower and any Hedge Party are parties or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty to any swap or derivative transaction relating to the Company and its obligations, or any advisor of any such counterparty, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Section 9.13.  Conversion of Currencies.

(a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.14.  Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15.  Release of Subsidiary Guarantors. Notwithstanding any contrary provision herein or in any other Loan Document, if all the Equity Interests of any Subsidiary Guarantor owned by the Company and the Subsidiaries shall be sold to one or more Persons (other than the Company or an Affiliate of the Company) in a transaction permitted under this Agreement, and if the Company shall request the release of such Subsidiary Guarantor from its obligations under the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement and shall deliver to the Administrative Agent a certificate to the effect that such release will comply with the terms of this Agreement, the Administrative Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, or other agreements, and take all such further actions, as shall be

93

necessary to effectuate the release of such Subsidiary Guarantor and shall promptly notify each Lender of such release.

Section 9.16.  USA Patriot Act. Each Lender and each Issuing Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with its requirements. The Borrowers shall promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act.

Section 9.17.  No Fiduciary Relationship. The Company, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, its Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, any Lender or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.18.  Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.19.  Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Restatement Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders, the Issuing Banks or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Restatement Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrowers and the Subsidiary Guarantors outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the

94

outstanding balance of such Loans, together with any Loans funded on the Restatement Date, reflect the respective Applicable Percentages of the Lenders hereunder.

Section 9.20.  Exiting Lenders. On the Restatement Date, the commitment of each lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders will be repaid in full and each Exiting Lender will cease to be a Lender under the Existing Credit Agreement and will not be a Lender under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE VALSPAR CORPORATION

by

Name: Tyler Treat
Title: Treasurer

THE VALSPAR (SWITZERLAND) CORPORATION AG

By

Name: Tyler Treat
Title: Authorized Signatory

ENGINEERED POLYMER SOLUTIONS, INC.

by

Name: Tyler Treat
Title: Authorized Signatory

VALSPAR FINANCE CORPORATION

by

Name: Tyler Treat
Title: Authorized Signatory

VALSPAR COATINGS FINANCE CORPORATION

by

Name: Tyler Treat
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

VALSPAR SOURCING, INC.

by

Name: Tyler Treat
Title: Authorized Signatory

THE VALSPAR (UK) HOLDING CORPORATION LTD.

by

Name: Tyler Treat
Title: Authorized Signatory

VALSPAR CREDIT CORPORATION

by

Name: Tyler Treat
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an Issuing Bank, and a Lender

by

Name: Title:

United States
Tax Jurisdiction

13/W/61173/DTTP
HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as Syndication Agent, an Issuing Bank and a Lender

by

Name: Title:

United States
Tax Jurisdiction

13/B/7418/DTTP
HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Co-Documentation Agent and a Lender

by

Name: Title:

Japan
Tax Jurisdiction

43/B/322072/DTTP
HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Co-Documentation Agent and a Lender

by

Name: Title:

Germany
Tax Jurisdiction

7/D/70006/DTTP
HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Co-Documentation Agent and a Lender

by

Name: Title:

United States
Tax Jurisdiction

13/U/62184/DTTP
HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By
Name: Title:

United States
Tax Jurisdiction

13/G/351779/DTTP
HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

HSBC BANK USA, N.A., as a Lender

By
Name: Title:

United States
Tax Jurisdiction

13/H/314375/DTTP
HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

LLOYDS TSB BANK PLC, as a Lender

By
Name: Title:

By
Name: Title:

Tax Jurisdiction

HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By
Name: Title:

United States
Tax Jurisdiction

13/P/63904/DTTP
HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Lender

By
Name: Title:

Australia
Tax Jurisdiction

2/A/204986/DTTP
HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

ING BANK N.V., DUBLIN BRANCH, as a Lender

By
Name: Title:

Netherlands
Tax Jurisdiction

1/I/70193/DTTP
HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

AGRICULTURAL BANK OF CHINA, LTD., NEW YORK BRANCH, as a Lender

By
Name: Title:

Tax Jurisdiction

HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]

CHINA MERCHANTS BANK CO., LTD., as a Lender

By
Name: Title:

By
Name: Title:

Tax Jurisdiction

HMRC DTTP Number

[Signature Page to Amended and Restated Credit Agreement]